Ex-99.i

1701 Market Street	Morgan, Lewis
Philadelphia, PA 19103-2921	& Bockius LLP
215-963-5000	Counselors at Law
Fax: 215-963-5001

December 29, 2011

Manning & Napier Fund, Inc.

290 Woodcliff Drive

Fairport, NY 14450

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 97 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 002-92633)

Ladies and Gentlemen:

We have acted as counsel to Manning & Napier Fund, Inc. (the “Fund”), a Maryland corporation, in connection with the above-referenced Registration Statement on Form N-1A (as amended, the “Registration Statement”), which relates to the International Series Class I Shares and International Series Class S Shares of common stock of the Fund, par value $0.01 per share (collectively, the “Shares”). This opinion is being delivered to you in connection with the Fund’s filing of Post-Effective Amendment No. 97 to the Registration Statement (the “Amendment”) to be filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 485(b) under the Securities Act of 1933 (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a)	a certificate of the State of Maryland as to the existence and good standing of the Fund;

(b)	the Fund’s Articles of Incorporation and all amendments, corrections and supplements thereto (the “Articles of Incorporation”);

(c)	a certificate executed by Jodi Hedberg, the Secretary of the Fund, certifying as to, and attaching copies of, the Fund’s Articles of Incorporation and Amended and Restated By-Laws (the “By-Laws”) and certain resolutions adopted by the Board of Directors of the Fund authorizing the issuance of the Shares; and

(d)	a printer’s proof of the Amendment.

Manning & Napier Fund, Inc.

December 29, 2011

In our capacity as counsel to the Fund, we have examined the originals or certified, written or electronic, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original, certified or electronic copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written (including electronic) statements of public officials and officers or representatives of the Fund. We have assumed that the Amendment, as filed with the SEC, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Articles of Incorporation and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and nonassessable under the laws of the State of Maryland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP